As filed with the Securities and Exchange Commission on June 22, 1995
                                                       Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            MTS SYSTEMS CORPORATION
             (Exact name of registrant as specified in its charter)

          MINNESOTA                                      41-0908057
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                         Identification No.)

                             14000 Technology Drive
                         Eden Prairie, Minnesota 55344
                                 (612) 937-4000
                  (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive office)

                               Donald M. Sullivan
                            MTS Systems Corporation
                             14000 Technology Drive
                         Eden Prairie, Minnesota 55344
                                 (612) 937-4000
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:
                             Patrick Delaney, Esq.
                          Lindquist & Vennum P.L.L.P.
                                4200 IDS Center
                          Minneapolis, Minnesota 55402
                                 (612) 371-3211

         Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: |_|

             If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend reinvestment plans, check the following box: |X|

                        CALCULATION OF REGISTRATION FEE

                                                               Proposed          Proposed
                                                               Maximum           Maximum
       Title of Each Class of             Amount to be      Offering Price      Aggregate           Amount of
     Securities to Be Registered           Registered          Per Unit       Offering Price     Registration Fee

    Common Stock, $.25 par value             100,000           $27.00(1)       $2,700,000(1)         $931.03


(1) Estimated solely for purposes of computing the registration fee pursuant to Rule 457(c) and based upon the average of the high and low sales prices for the Company's common stock on June 16, 1995 as reported on the Nasdaq National Market System.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                  SUBJECT TO COMPLETION, DATED JUNE 22, 1995

PROSPECTUS
                            MTS SYSTEMS CORPORATION
                         100,000 SHARES OF COMMON STOCK

         The shares of Common Stock, $.25 par value per share, of MTS Systems Corporation (the "Company") offered hereby (the "Shares") will be sold from time to time by the shareholders named herein (the "Selling Shareholders") in transactions in the Nasdaq National Market System or the over-the-counter market, at prices prevailing at the time of sale. The 100,000 shares are held directly by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. The Company's expenses for registration of the Shares, including the Company's legal and accounting fees, will be paid by the Company.

         The Company and the Selling Shareholders entered into a Stock Purchase Agreement dated May 31, 1995 (the "Agreement"), under which the Company agreed to issue and register the Shares for the benefit of the Selling Shareholders. The Shares were issued to the Selling Shareholders in accordance with the terms of the Agreement in a private transaction pursuant to which the Selling Shareholders received the Shares in exchange for their shares of Gull Engineering, Inc. common stock. See "Selling Shareholders." The Shares are considered "restricted securities" under the Securities Act of 1933 (the "Act"). This Prospectus has been prepared for the purpose of permitting future sales to the public without restriction.

         The Selling Shareholders have advised the Company that, as of the date hereof, they have made no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Act in which case any commissions received by a broker-dealer may be deemed to be underwriting commissions or discounts under the Act. The Shares offered hereby are eligible for sale in Minnesota on the date of this Prospectus. This Prospectus constitutes an offer only in the State of Minnesota and brokers or dealers in other states should assure the existence of an exemption from registration or should effectuate such registration in connection with the offering and sale of the shares. See "Plan of Distribution - Blue Sky Requirements."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION OF THE CONTRARY IS A CRIMINAL OFFENSE.

The Company's Common Stock is traded on the Nasdaq National Market System under the symbol MTSC and on June 20, 1995 the closing sale price, as reported by Nasdaq, was $27.50 per share.

              THE DATE OF THIS PROSPECTUS IS ______________, 1995

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                       STATEMENT OF AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement as permitted by the rules and regulations of the Commission. For further information pertaining to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, and copies thereof may be obtained from the Commission upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the Commission, are incorporated by reference in this Prospectus: (i) the Annual Report of the Company on Form 10-K for the fiscal year ended September 30, 1994;
(ii) the Quarterly Reports of the Company on Form 10-Q for the quarters ended December 31, 1994 and March 31, 1995; (iii) the Company's Annual Report to Stockholders for the fiscal year ended September 30, 1994; and (iv) the Company's Proxy Statement dated December 22, 1994 for its Annual Meeting of Shareholders held January 31, 1995. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is also incorporated by reference modifies or replaces such statement.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of securities contemplated hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

         The Company will furnish its shareholders with annual reports containing audited consolidated financial statements and will furnish upon request quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy (without exhibits other than exhibits specifically incorporated by reference) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be made to the Company, 14000 Technology Drive, Eden Prairie, Minnesota 55344 (612-937-4000).


                                  THE COMPANY

         The Company designs, manufactures, markets and services computer-based testing and simulation systems for determining the mechanical behavior of materials, products and structures and measurement and control products for measuring process variables and automating manufacturing processes. These systems and products are used by MTS' customers to improve product quality, accelerate product development and increase machine and worker productivity.

         The Company's markets are varied. However, its systems and products share common technologies: sensors for measuring machine and process parameters, control technologies for test and process automation, hydraulic and electric servodrives for precise actuation, and application software to tailor the test or automation system to the user's needs. The Company currently operates in three market sectors:

         Mechanical Testing and Simulation. Customers use the Company's products and services to determine the performance of their products: materials, vehicles, components, or structures. The Company is a recognized world-wide leader and innovator in many of the niches of this market.

         Industrial Measurement and Automation. Built upon many of the same technologies used in the Mechanical Testing and Simulation sector, the Company's instrumentation products monitor and automate industrial processes and equipment. The Company is presently a small factor in a large, diverse market with a significant market share in only one product niche.

         Advanced Systems. This sector pursues application in testing, automation, and other areas where the Company can utilize its broad-based system development and project management skills--frequently in cooperation with customers and other project partners.

         The Company's executive offices are located at 14000 Technology Drive, Eden Prairie, Minnesota 55344 and its telephone number is (612) 937-4000.


                                USE OF PROCEEDS

         The Shares are being sold solely by the Selling Shareholders and the Company will not receive any proceeds from sales thereof.


                              SELLING SHAREHOLDERS

         The table below sets forth information at May 31, 1995 as to the beneficial ownership of the Company's common stock by the Selling Shareholders.

                                                                                                   Number of
                                Shares Bene-                   Maximum Number                  Total Outstanding
                               ficially Owned                  of Shares to be                   Shares to be
                                  Prior to                      Sold Pursuant                 Beneficially Owned
Name                              Offering                 to this Prospectus (1)             After Offering (1)

Harry R. Meline                   71,050                          70,700                            350
John L. Magnuson                  12,900                          12,900                           - 0 -
Audrey A. Peterson                 4,400                           4,400                           - 0 -
Gordon L. Anderson                 2,000                           2,000                           - 0 -
Donna Haines                       2,000                           2,000                           - 0 -
John G. Haines                     2,000                           2,000                           - 0 -
Paul B. Hasselquist                2,000                           2,000                           - 0 -
Scott G. Iverslie                  2,000                           2,000                           - 0 -
Marc C. Shoquist                   2,200                           2,000                            200
Total                            100,550                         100,000                            550


(1) Assumes that each Selling Shareholder sells all Shares covered by this Prospectus. There can be no assurance, however, that any Selling Shareholder will sell all or any of the Shares offered by such Selling Shareholder hereunder.

         The Selling Shareholders and the Company entered into a Stock Purchase Agreement dated May 31, 1995 (the "Agreement"), under which the Company agreed to purchase in exchange for issuance of the Shares all the outstanding capital stock of Gull Engineering, Inc., all of whose common stock was owned by the Selling Shareholders, and to file a registration statement in connection with resale of the Shares for the benefit of the Selling Shareholders. The Shares were issued without registration under the Act.

         Gull designs, manufactures and sells high technology testing devices primarily for use in product development laboratories and quality control operations. The Company has been Gull's sole customer for the past 30 years. Harry R. Meline is Gull's President and principal shareholder. Except for Mr. Meline, who has entered into an agreement with the Company pursuant to which he may provide consulting services to the Company, none of the Selling Shareholders has any relationship with the Company other than as officers, employees or directors of Gull or, in the event of the merger of Gull with and into the Company, as officers or employees of the Company.


                              PLAN OF DISTRIBUTION

SALES BY SELLING SHAREHOLDERS

         The Company has been advised that the Selling Shareholders may sell the Shares, from time to time, until May 30, 1997, in one or more transactions (which may include block transactions), through negotiated transactions, through underwriters or otherwise, at market prices prevailing at the time of sale or at prices otherwise negotiated.

         The Securities may, without limitation, be sold in one or more of the following types of transactions: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         The Company has been advised that, as of the date hereof, the Selling Shareholders have made no arrangement with any broker for the sale of the Shares. Underwriters, brokers or dealers may participate in such transactions as agents and may, in such capacity, receive brokerage commissions from the Selling Shareholder or purchasers of such securities. Such underwriters, brokers or dealers may also purchase Shares and resell such Shares for their own account in the manner described above. The Selling Shareholder and such underwriters, brokers or dealers may be considered "underwriters" as that term is defined by the Securities Act of 1933, although the Selling Shareholders disclaim such status. Any commissions, discounts or profits received by such underwriters, brokers or dealers in connection with the foregoing transactions may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

BLUE SKY REQUIREMENTS

         The Company intends, to the extent practical, to seek registration or exemption from registration under the state securities laws ("Blue Sky" laws) of those states in which the Selling Shareholders are domiciled. As of the date of this Prospectus, the Shares are eligible for sale in Minnesota. This Prospectus constitutes an offer only in the State of Minnesota and, although the Company's Common Stock is traded on the Nasdaq National Market System and exemptions will be available in most states, brokers or dealers in other states should confirm the existence of an exemption from registration or should effect such registration in connection with the offering and sale of the Shares.


                                 LEGAL MATTERS

         The legality of the Shares offered hereunder will be passed on for the Company by Lindquist & Vennum P.L.L.P., 4200 IDS Center, Minneapolis, Minnesota 55402. Patrick Delaney, a partner of Lindquist & Vennum P.L.L.P., is the Secretary and a shareholder of the Company.


                                    EXPERTS

         The consolidated financial statements and schedules incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                                INDEMNIFICATION

         The Company's Articles of Incorporation eliminate or limit certain liabilities of its directors and Minnesota law provides for indemnification of directors, officers and employees of the Company in certain instances. Insofar as exculpation from, or indemnification for, liabilities arising under the Securities Act of 1933 may be allowed to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14: OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee.....................................        $   931
Accounting fees and expenses ............................        $ 5,000
Legal fees and expenses .................................        $ 7,500
Miscellaneous ...........................................        $ 1,569
Total ...................................................        $15,000


ITEM 15: INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 302A.521 of the Minnesota Statutes requires, among other things, the indemnification of persons made or threatened to be made a party to a proceeding by reason of acts or omissions performed in their official capacity as an officer, director, employee or agent of the corporation against judgments, penalties and fines (including attorneys' fees) if such person is not otherwise indemnified, acted in good faith, received no improper benefit, reasonably believed that such conduct was in the best interests of the corporation, and, in the case of criminal proceedings, had no reason to believe the conduct was unlawful. In addition, Section 302A.521, subd. 3, of the Minnesota Statutes requires payment by the corporation, upon written request, of reasonable expenses in advance of final disposition in certain instances if a decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.


ITEM 16.  EXHIBITS

        5.1       Opinion and Consent of Lindquist & Vennum P.L.L.P.
        23.1      Consent of Arthur Andersen LLP.
        23.2      Consent of Lindquist & Vennum P.L.L.P. (See Exhibit 5.1)
        24        Power of Attorney (included as part of the signature page)


ITEM 17.  UNDERTAKINGS.

         1.   The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                    arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with
                    respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets al of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Eden Prairie, Minnesota on June 21, 1995.

                            MTS SYSTEMS CORPORATION


                               By:/s/ Donald M. Sullivan
                                  Donald M. Sullivan, Chairman of the Board,
                                  President and Chief Executive Officer


                               POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DONALD M. SULLIVAN and MARSHALL L. CARPENTER as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Exchange Act of 1933, this report has been signed below on June 21, 1995 by the following persons on behalf of the Registrant in the capacities indicated.

             Signature                               Title


/s/ Donald M. Sullivan                    Chairman of the Board, President,
Donald M. Sullivan                        Chief Executive Officer and Director
                                          (principal executive officer)


/s/ Marshall L. Carpenter                 Vice President and Chief Financial
Marshall L. Carpenter                     Officer (principal financial and
                                          accounting officer)


                                          Director
Charles A. Brickman


                                          Director
Thomas E. Holloran


/s/ E. Thomas Binger                      Director
E. Thomas Binger


/s/ Thomas E. Stelson                     Director
Thomas E. Stelson


                                          Director
Bobby I. Griffin


/s/ Linda Hall Whitman                    Director
Linda Hall Whitman


/s/ Russell Gullotti                      Director
Russell Gullotti


                                 EXHIBIT INDEX



Exhibit No.                Description

5.1                        Opinion and Consent of Lindquist & Vennum,
                           P.L.L.P., counsel to the Company.


23.1 Consent of Arthur Anderson LLP, independent public accountants.